UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


In the Matter of                                                 CERTIFICATE
Exelon Corporation                                                    OF
File No. 70-10189                                                NOTIFICATION

Public Utility Holding Company Act of 1935 (PUHCA)

         Exelon Corporation, a Pennsylvania corporation and registered holding company (Exelon), hereby submits the following Certificate of Notification pursuant to Rule 24. This filing is made pursuant to Exelon's Form U-1 Application-Declaration, as amended (the "Financing U-1"), and the Securities and Exchange Commission's financing and investment orders. This certificate reports activity in File No. 70-10189 for the period April 1, 2004 through June 30, 2004. Any capitalized terms used herein but not defined herein have the respective meanings given in the Financing U-1 or the Commission's Orders.

See Exhibit A for Glossary of Defined Terms

1. Financing Order - The sales of any common stock, Preferred Securities or Equity-Linked Securities by Exelon and the purchase price per share and the market price per share at the date of the agreement of sale which shall also separately show the amount issued during the Authorization Period for each type of issued securities (common stock, Preferred Securities or Equity-Linked Securities).

         None.

2. Financing Order - The total number of shares of Exelon common stock issued or issuable under the options granted during the quarter under employee benefit plans and dividend reinvestment plans including employee benefit plans or dividend reinvestment plans later adopted together with the number of shares issued or issuable during the Authorization Period.

         Total number of shares issuable: 42,000,000

         Shares  of  common  stock  issued  during  the  Authorization   Period:
         1,497,401.

         Total  number  of  shares  issued  through  the  Authorization  Period:
         1,497,401.

3. Financing Order - If Exelon common stock has been transferred to a seller of securities of a company being acquired, the number of shares so issued, the value per share and whether the shares are restricted in the hands of the acquirer.

         None.

4. Financing Order - If a guaranty is issued during the quarter, the name of the guarantor, the name of the beneficiary of the guarantee and the amount, terms and purpose of the guaranty.



       ------------------------- ----------------------- ------------------------ -------------- ----------
              Guarantor               Beneficiary                Amount           Term          Purpose
       ------------------------- ----------------------- ------------------- -------------- ---------------
       Exelon Corp.              ComEd                           $2,000,000      12 months   Surety bonds
       ------------------------- ----------------------- ------------------- -------------- ---------------
       Generation                Exelon Energy Company          $36,500,000      12 months   Energy trading
       ------------------------- ----------------------- ------------------- -------------- ---------------
       Exelon                    Enterprises                       $238,000      12 months   Surety bonds
       ------------------------- ----------------------- ------------------- -------------- ---------------



         The total amount of guaranties outstanding at June 30, 2004 was $2.019 billion.

5. Financing Order - The amount and terms of any Exelon indebtedness issued during the quarter which shall also separately show the amount of indebtedness issued during the Authorization Period.

         Exelon issued commercial paper during the quarter at an average interest rate of 1.08%. Exelon had $50 million in commercial paper outstanding at June 30, 2004.

6. Financing Order - The amount and terms of any short-term debt issued by any Utility Subsidiary during the quarter which shall also separately show the outstanding amount as of the end of the applicable period of short-term debt of each Utility Subsidiary.

         a. Overnight commercial paper issued through Bank One on behalf of PECO during the second quarter: Daily balances ranged from $-0- to $270 million at an average interest rate of 1.02%.
         b. Overnight commercial paper issued through Bank One on behalf of ComEd during the second quarter: None.
         c.       Exelon,  ComEd,  PECO and  Generation  maintain a $750 million
                  364-day credit facility and a $750 million 3-year credit facility to support commercial paper issuances. At June 30, 2004, sublimits under the credit facility were $550 million, $100 million, $250 million and $600 million for Exelon, ComEd, PECO and Generation, respectively.

                  Exelon, ComEd, PECO and Generation had approximately $531 million, $74 million, $250 million and $460 million of available capacity under the credit facilities at June 30, 2004. At June 30, 2004, commercial paper outstanding was $50 million and $211 million at Exelon and Generation, respectively. ComEd and PECO did not have any commercial paper outstanding at June 30, 2004.
         d. Contributions to and loans from the Utility Money Pool: The activity below reflects contributions to and loans from the Money Utility Pool for the quarter ending June 30, 2004.



       Contributions to the Utility Money Pool

        -------------------------------- ---------------------------------- --------------------------------
        Company                          Maximum Daily Contribution         Average Interest Rate
        -------------------------------- ---------------------------------- --------------------------------
        ComEd of Indiana                                       $20,500,000                           0.973%
        -------------------------------- ---------------------------------- --------------------------------
        ComEd                                                 $380,000,000                           1.071%
        -------------------------------- ---------------------------------- --------------------------------
        PECO                                                  $110,000,000                           1.137%
        -------------------------------- ---------------------------------- --------------------------------

       Loans from the Utility Money Pool

        -------------------------------- ---------------------------------- --------------------------------
        Company                          Maximum Daily Borrowing            Average Interest Rate
        -------------------------------- ---------------------------------- --------------------------------
        ComEd                                                  $20,500,000                           0.973%
        -------------------------------- ---------------------------------- --------------------------------
        Generation                                            $380,000,000                           1.071%
        -------------------------------- ---------------------------------- --------------------------------
        EBSC                                                  $110,000,000                           1.137%
        -------------------------------- ---------------------------------- --------------------------------



         e.       Short-term debt outstanding at June 30, 2004.

         ------------------------------ -----------------------------
         Utility                                              Amount
         ------------------------------ -----------------------------
         ComEd                                $                  -0-
         ------------------------------ -----------------------------
         ComEd of Indiana                                        -0-
         ------------------------------ -----------------------------
         PECO                                                    -0-
         ------------------------------ -----------------------------
         Generation                                      409,000,000
         ------------------------------ -----------------------------



7. Financing Order - The amount and terms of any financings consummated by any Non-Utility Subsidiary that is not exempt under rule 52 (see U-6B-2 requirement in number 15 below regarding reports of issuances that are exempt) which shall also show separately the amount of non-exempt securities issued by Non-Utility Subsidiaries during the Authorization Period.

         None.

8. Financing Order - The notional amount and principal terms of any Hedge Instruments or Anticipatory Hedges entered into during the quarter and the identity of the other parties to the transaction which shall also separately show the outstanding amount of Hedge Instruments or Anticipatory Hedges previously reported under this item.

         In the second quarter of 2004, ComEd entered into two fixed for floating interest rate swaps in order to maintain its targeted percentage of variable-rate debt associated with fixed-rate debt issuances. These swaps are designated as fair value hedges that attempt to adjust exposure when deemed appropriate based on market conditions. A table summarizing the fixed for floating interest rate swap transactions that were entered into in the second quarter is below.




       --------------------------------------------------------------------------------------------------
           Exelon          Trade         Effective        Notional          Term        Counterparty
           Entity           Date           Date            Amount
       --------------------------------------------------------------------------------------------------
            ComEd         04/22/04       04/26/04       $120,000,000       03/15/12       Dresdner
            ComEd         06/10/04       06/15/04       $120,000,000       03/15/12       JP Morgan
       --------------------------------------------------------------------------------------------------



9. Financing Order - (a) The name and parent company of any Intermediate Subsidiary or Financing Subsidiary created during the quarter; (b) the amount invested in any Intermediate Subsidiary or Financing Subsidiary during the quarter, and (c) the amount and terms of any securities issued by any financing subsidiaries during the quarter which shall also separately show the amount of all securities issued by such subsidiaries during the Authorization Period

         (a) No Intermediate or Financing subsidiaries were created during the quarter.

         (b)      (i) Generation contributed $7,040,200 to Exelon SHC, Inc.

                  (ii)     Exelon SHC, Inc. contributed $7,540,300 to EXRES SHC,
                           Inc.

                  (iii) EXRES SHC, Inc. contributed $7,540,300 to ExRes Power Holdings, Inc.

                  (iv) ExRES Power Holdings, Inc. contributed $3,318,500 to National Energy Development, Inc.

                  (v)      Generation   contributed    $75,015,000   to   Exelon
                           Generation Consolidation, LLC.

                  (vi)     Generation     contributed    $7,500    to    AmerGen
                           Consolidation, LLC.

                  (vii)    Enterprises    contributed   $6,909,664   to   Exelon
                           Enterprises Management, Inc.

                  (viii)   PECO  contributed  $1,420,499  to ExTel  Corporation,
                           LLC.

         (c)      None.

10.      Financing Order - If any  Subsidiaries are Variable  Interest  Entities
         (VIEs) as that term is used in FASB Interpretation 46R, Consolidation of Variable Interest Entities, provide a description of any financing transactions conducted during the reporting period that were used to fund such VIEs.

         None.

11.      Financing  Order - If any  financing  proceeds  are  used for  VIEs,  a
         description  of  the  accounting  for  such  transactions   under  FASB
         Interpretation 46R.

         None.

12. Financing Order - Consolidated balance sheets as of the end of the quarter and separate balance sheets as of the end of the quarter for each company, including Exelon, that has engaged in jurisdictional financing transactions during the quarter.

         See Form 10-Q for the quarter ended June 30, 2004 for Exelon, PECO and Generation, Commission File Numbers 1-16169, 1-1401 and 333-85496, respectively.

13. Financing Order - A table showing, as of the end of the quarter, the dollar and percentage components of the capital structure of Exelon on a consolidated basis and of each Utility Subsidiary.

         (in millions)


          -------------------------------- ----------------- ------------

          Exelon                           Amount            Ratio
          ------
          -------------------------------- ----------------- ------------

          Common Equity                              $9,026          38%
          -------------------------------- ----------------- ------------

          Preferred Securities and                      137         n.m.
          Minority Interests
          -------------------------------- ----------------- ------------

          Long-Term     Debt    (includes            14,577          61%
          current maturities)
          -------------------------------- ----------------- ------------

          Short-Term Debt                               261           1%
          -------------------------------- ----------------- ------------

          Total Capitalization                      $24,001         100%
          -------------------------------- ----------------- ------------

          ------------------------------- ------------------ ------------

          ComEd                           Amount             Ratio
          -----
          ------------------------------- ------------------ ------------

          Common Equity                              $6,578          52%
          ------------------------------- ------------------ ------------

          Preferred Securities                            7         n.m.
          ------------------------------- ------------------ ------------

          Long-Term    Debt    (includes              6,075          48%
          current maturities)
          ------------------------------- ------------------ ------------

          Short-Term Debt                               -0-         n.m.
          ------------------------------- ------------------ ------------

          Total Capitalization                      $12,660         100%
          ------------------------------- ------------------ ------------



          ------------------------------- ------------------ ------------
          PECO                            Amount             Ratio
          ----
          ------------------------------- ------------------ ------------

          Common Equity                              $1,055          17%
          ------------------------------- ------------------ ------------

          Preferred                                      87           1%
          ------------------------------- ------------------ ------------

          Long-Term    Debt    (includes              5,227          82%
          current maturities)
          ------------------------------- ------------------ ------------

          Short-Term Debt                               -0-         n.m.
          ------------------------------- ------------------ ------------

          Total Capitalization                       $6,369         100%
          ------------------------------- ------------------ ------------


          ------------------------------- ------------------ ------------

          Generation                      Amount             Ratio
          ----------
          ------------------------------- ------------------ ------------

          Member's Equity                            $2,987          50%
          ------------------------------- ------------------ ------------

          Minority Interest                              52           1%
          ------------------------------- ------------------ ------------

          Long-Term    Debt    (includes              2,533          42%
          current maturities)
          ------------------------------- ------------------ ------------

          Short-Term Debt                               409           7%
          ------------------------------- ------------------ ------------

          Total Capitalization                       $5,981         100%
          ------------------------------- ------------------ ------------

          ------------------------------- ------------------ ------------

          ComEd Indiana                   Amount             Ratio
          -------------
          ------------------------------- ------------------ ------------

          Common Equity                                 $33         100%
          ------------------------------- ------------------ ------------

          Preferred                                     -0-         n.m.
          ------------------------------- ------------------ ------------

          Long-Term    Debt    (includes                -0-         n.m.
          current maturities)
          ------------------------------- ------------------ ------------

          Short-Term Debt                               -0-         n.m.
          ------------------------------- ------------------ ------------

          Total Capitalization                          $33         100%
          ------------------------------- ------------------ ------------

14. Financing Order - A retained earnings analysis of Exelon on a consolidated basis and of each Utility Subsidiary detailing gross earnings, goodwill amortization, dividends paid out of each capital account and the resulting capital account balances at the end of the quarter.

         Retained Earnings analysis at June 30, 2004 (in millions).

        ----------------------------------- --------------------------------
        Exelon                                          Amount
        ------
        ----------------------------------- --------------------------------
        Beginning Balance (a)                                        $2,549
        ----------------------------------- --------------------------------
        Net Income                                                      521
        ----------------------------------- --------------------------------
        Dividends:
        ----------------------------------- --------------------------------
           Common Stock                                               (181)
        ----------------------------------- --------------------------------
        Ending Balance                                               $2,889
        ----------------------------------- --------------------------------

         (a) Previously reported historical financial information for the three months ended March 31, 2004 has been adjusted to reflect the adoption of FSP FAS 106-2 as of January 1, 2004. The retained earnings balance as of March 31, 2004 has been adjusted from $2,544 to $2,549.


        ----------------------------------- --------------------------------
        PECO                                            Amount
        ----
        ----------------------------------- --------------------------------
        Beginning Balance (a)                                          $587
        ----------------------------------- --------------------------------
        Net Income                                                      101
        ----------------------------------- --------------------------------
        Dividends:
        ----------------------------------- --------------------------------
           Common Stock                                                (90)
        ----------------------------------- --------------------------------
           Preferred Stock                                              (1)
        ----------------------------------- --------------------------------
        Ending Balance                                                 $597
        ----------------------------------- --------------------------------


         (a) Previously reported historical financial information for the three months ended March 31, 2004 has been adjusted to reflect the adoption of FSP FAS 106-2 as of January 1, 2004. The retained earnings balance as of March 31, 2004 has been adjusted from $586 to $587.

        ----------------------------------- --------------------------------
        ComEd (a)                                       Amount
        ---------
        ----------------------------------- --------------------------------
        Beginning Balance (a)                                          $964
        ----------------------------------- --------------------------------
        Net Income                                                      204
        ----------------------------------- --------------------------------
        Dividends:
        ----------------------------------- --------------------------------
           Common Stock                                               (104)
        ----------------------------------- --------------------------------
        Ending Balance (b)                                           $1,064
        ----------------------------------- --------------------------------

         (a) Previously reported historical financial information for the three months ended March 31, 2004 has been adjusted to reflect the adoption of FSP FAS 106-2 as of January 1, 2004. The retained earnings balance as of March 31, 2004 has been adjusted from $962 to $964.

         (b) As of June 30, 2004, ComEd had appropriated $1,064 million of retained earnings for future dividend payments.

        ----------------------------------- --------------------------------
        ComEd of Indiana                                Amount
        ----------------------------------- --------------------------------
        Beginning Balance                                                $2
        ----------------------------------- --------------------------------
        Net Income                                                        1
        ----------------------------------- --------------------------------
        Dividends:
        ----------------------------------- --------------------------------
           Common Stock                                                 -0-
        ----------------------------------- --------------------------------
        Ending Balance                                                   $3
        ----------------------------------- --------------------------------


        ----------------------------------- --------------------------------
        Generation                                      Amount
        ----------
        ----------------------------------- --------------------------------
        Beginning Balance (a)                                          $650
        ----------------------------------- --------------------------------
        Net Income                                                      178
        ----------------------------------- --------------------------------
        Distribution to Member                                         (55)
        ----------------------------------- --------------------------------
        Ending Balance                                                 $773
        ----------------------------------- --------------------------------

         (a) Previously reported historical financial information for the three months ended March 31, 2004 has been adjusted to reflect the adoption of FSP FAS 106-2 as of January 1, 2004. The retained earnings balance as of March 31, 2004 has been adjusted from $647 to $650.

15.      Investment Order - U-6B-2 (Financings Exempt from SEC Approval)

         o Information that would be reported on a U-6B-2 for security issuances by Utility Subsidiaries that are exempt from approval by the SEC (i.e., securities (long-term debt) approved by the State commissions). See Exhibit B.

         o Securities issued by a Non-Utility Subsidiary (including intercompany notes; but not money pool transactions which are reported under Item 6) that are exempt from approval by the SEC (i.e., Non-Utility Subsidiary securities issuances exempt under Rule 52).
                  See Exhibit B.

16. Financing Order - Future registration statements filed under the Securities Act of 1933 with respect to securities that are subject of the instant application-declaration will be filed or incorporated by reference as exhibits to the next certificate filed under rule 24.

         Exelon Generation filed an S-4 Registration Statement with the Securities and Exchange Commission on March 30, 2004, Registration No. 333-114060. The registration statement is an offer to exchange $500 million of Exelon Generation 5.35% Senior Notes originally issued under Rule 144A for $500 million of Exelon Generation 5.35% Senior Notes which have been registered under the Securities Act of 1933. The Registration Statement became effective on June 30, 2004, and is incorporated by reference as an exhibit to this certificate.

17. Financing Order - A copy of relevant documents (e.g., underwriting agreements, indentures, bank agreements) for the relevant quarter will be filed with, or incorporated by reference from 1933 Act or 1934 Act filings in such Rule 24 Certificates.

         See Form 8-K, Commission File Number 1-1401, dated April 16, 2004, with respect to PECO Energy Company entering into an underwriting agreement associated with the issuance of $75 million of first and refunding mortgage bonds.

18. Financing Order - A computation in accordance with rule 53(a) setting forth Exelon's "aggregate investment" in all EWGs and FUCOs, its "consolidated retained earnings" and a calculation of the amount remaining under the Requested EWG/FUCO Authority (i.e., $4 billion).

         Rule 53(a)  provides  that a  registered  holding  company's  aggregate investment in EWGs and FUCOs may not exceed 50% of its retained earnings. Exelon was granted partial relief from this rule pursuant to the Financing Order, which provides for a Modified Rule 53 Test applicable to Exelon's investments in EWGs and FUCOs of $4,000 million. At June 30, 2004, Exelon's "aggregate investment" (as defined in rule 53(a) under PUHCA) in all EWGs and FUCOs was approximately $1,939 million, and accordingly, at June 30, 2004, Exelon's remaining investment capacity under the Modified Rule 53 Test was approximately $2,061 million. At June 30, 2004, Exelon's "consolidated retained earnings" (as defined in rule 53(a) under PUHCA) was $2,492 million.

19. Financing Order - A breakdown showing Exelon's aggregate investment in each EWG or FUCO counting against the EWG/FUCO Authority.

         Pursuant to a request for confidential treatment under rule 104(b) of PUHCA, Exelon is concurrently filing in paper format as Attachment 1, certain information concerning the aggregate investment by EWG/FUCO Project

20.      Financing  Order  -  Total   capitalization   ratio  of  Exelon,   with
         consolidated debt to include all short-term debt and nonrecourse debt of all EWGs and FUCOs.

         At June 30, 2004, Exelon's consolidated capitalization ratio as so calculated was: debt 61%, common equity 38%, and short-tem debt 1%. (For these purposes, "consolidated debt" means all long-term debt, long-term debt due within one year, notes payable and other short-term obligations, including any short-term debt and non-recourse debt of EWG/FUCO Projects, to the extent normally consolidated under applicable financial reporting rules).

21.      Financing Order - The market-to-book ratio of Exelon's common stock.

         At June 30, 2004, the market-to-book ratio of Exelon's common stock was
         2.46 to 1.

22. Financing Order - Identification of any new EWG or FUCO counting against the requested EWG/FUCO Authority in which Exelon has invested or committed to invest during the preceding quarter.

         None.

23. Financing Order - Analysis of the growth in consolidated retained earnings that segregates total earnings growth of EWGs and FUCOs from that attributable to other subsidiaries of Exelon.

         Pursuant to a request for confidential treatment under rule 104(b) of PUHCA, Exelon is concurrently filing in paper format as Attachment 1, total earnings growth by EWG and FUCO project in the second quarter, 2004

24. Financing Order - A statement of revenues and net income for each EWG and FUCO for the twelve months ending as of the end of that quarter.

         Pursuant to a request for confidential treatment under rule 104(b) of PUHCA, Exelon is concurrently filing in paper format as Attachment 1, total earnings growth by EWG and FUCO project in the second quarter, 2004

25. Investment Order - Provide a copy of the consolidated balance sheet and income statement for Ventures, Generation and Enterprises.

         Pursuant to a request for confidential treatment under rule 104 (b) of PUHCA, Exelon is concurrently filing in paper format as Attachment 1, a consolidated balance sheet and income statement for Ventures and Enterprises. See Form 10-Q for Generation filed on July 28, 2004.

26. Investment Order - A narrative description of Development Activities and amount expended on Development Activities during the quarter just ended.

         Pursuant to a request for confidential treatment under rule 104 (b) of PUHCA, Exelon is concurrently filing in paper format as Attachment 1, a description of Development Activities and amount expended on Development Activities during the quarter just ended

27. Investment Order - A narrative description of each investment made during the quarter just ended including:


         o        Name of the company and its immediate parent;
         o Method of investment (e.g., (1) purchases of capital shares, partnership interests, member interests in limited liability companies, trust certificates or other forms of voting or non-voting equity interests; (2) capital contributions; (3) open account advances without interest; (4) loans; and (5) guarantees issued, provided or arranged in respect of the securities or other obligations of any Intermediate Subsidiaries;
         o Type of company and/or its business (e.g., EWG, FUCO, ETC, Rule 58 Subsidiary, Non-U.S. Energy related Subsidiary, Intermediate Subsidiary, Financing Subsidiary);
         o With respect to Intermediate Subsidiaries and Financing Subsidiaries, the name, parent company and amount invested in any intermediate subsidiary or financing subsidiary during the quarter and the amount and terms of any securities issued by those subsidiaries during the quarter; and
         o With respect to Non-U.S. Energy Related Subsidiaries, the business engaged in and the location (countries) where it does business.




---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
   Immediate       Company /    Type of Company      Method of       Rate of       Amount        Purpose
    Parent        Subsidiary      / Subsidiary      Investment       Interest
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Generation       AmerGen        EWG               Revolving        LIBOR plus    $35,300,000  Operating
                                                  credit loan      .625%                      funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Generation       Exelon SHC,    Intermediate      Capital          NA             $7,040,200  Operating
                 Inc                              contribution                                funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon SHC, Inc  EXRES SHC,     Intermediate      Capital          NA             $7,540,300  Operating
                 Inc.                             contribution                                funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
EXRES SHC, Inc.  ExRES Power    Intermediate      Capital          NA             $7,540,300  Operating
                 Holdings,                        contribution                                funds
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
ExRES Power      National       Intermediate      Capital          NA             $3,318,500  Operating
Holdings, Inc.   Energy                           contribution                                funds
                 Development,
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
ExRES Power      Sithe          EWG               Capital          NA             $7,540,300  Operating
Holdings, Inc.                                    contribution                                funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Generation       Exelon         Intermediate      Capital          NA            $75,015,000  Investments
                 Generation     trust company     contribution                                in
                 Consolidation,                                                               decommissioning
                 LLC                                                                          trust
                                                                                              subsidiaries
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Limerick I     Decommissioning   Capital          NA                 $8,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------




                                       11




---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Limerick II    Decommissioning   Capital          NA               $337,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           PeachBottom    Decommissioning   Capital          NA               $417,600  Investments
Generation       I NQF, LLC     trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           PeachBottom    Decommissioning   Capital          NA                $74,800  Investments
Generation       II NQF, LLC    trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Dresden I      Decommissioning   Capital          NA            $53,686,300  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Dresden II     Decommissioning   Capital          NA               $316,400  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Dresden III    Decommissioning   Capital          NA             $1,067,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           LaSalle I      Decommissioning   Capital          NA               $238,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           LaSalle II     Decommissioning   Capital          NA               $173,900  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Byron I NQF,   Decommissioning   Capital          NA                $10,400  Investments
Generation       LLC            trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Byron II       Decommissioning   Capital          NA               $107,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Braidwood I    Decommissioning   Capital          NA                $24,100  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Braidwood II   Decommissioning   Capital          NA                 $8,000  Investments
Generation       NQF, LLC       trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Quad Cities    Decommissioning   Capital          NA               $278,900  Investments
Generation       I NQF, LLC     trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Quad Cities    Decommissioning   Capital          NA               $281,300  Investments
Generation       II NQF, LLC    trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Salem I NQF,   Decommissioning   Capital          NA               $575,100  Investments
Generation       LLC            trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           Salem I NQF,   Decommissioning   Capital          NA               $405,400  Investments
Generation       LLC            trust             contribution                                in
Consolidation,                                                                                decommissioning
LLC                                                                                           trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Generation       AmerGen        Intermediate      Capital          NA                 $7,500  Investments
                 Consolidation, company           contribution                                in
                 LLC                                                                          decommissioning
                                                                                              trust
                                                                                              subsidiaries
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
AmerGen          AmerGen TMI    Decommissioning   Capital          NA                 $2,000  Investments
                 NQF, LLC       trust             contribution                                in
                                                                                              decommissioning
                                                                                              trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------





                                       12

---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
AmerGen          AmerGen        Decommissioning   Capital          NA                 $2,000  Investments
                 Oyster Creek   trust             contribution                                in
                 NQF, LLC                                                                     decommissioning
                                                                                              trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
AmerGen          AmerGen        Decommissioning   Capital          NA                 $2,000  Investments
                 Clinton NQF,   trust             contribution                                in
                 LLC                                                                          decommissioning
                                                                                              trusts
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Ventures         Exelon         Rule 58           Capital          NA            $27,767,500  Operating
                 Synfuel I,                       contribution                                funds
                 LLC
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Ventures         Exelon         Rule 58           Capital          NA            $22,199,800  Operating
                 Synfuel II,                      contribution                                funds
                 LLC
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Ventures         Exelon         Rule 58           Capital          NA             $1,000,000  Operating
                 Synfuel III,                     contribution                                funds
                 LLC
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Ventures         Generation     Utility company   Capital          NA             $5,315,900  Operating
                                                  contribution                                funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
ETT North        Exelon         Rule 58           Revolving        LIBOR plus     $1,500,000  Operating
America, Inc.    Thermal                          credit loan      50 basis                   funds
                 Technologies,                                     points
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Thermal          Exelon         Rule 58           Revolving        LIBOR plus       $200,000  Operating
                 Thermal                          credit loan      50 basis                   funds
                 Development,                                      points
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
F&M Holdings     II Services,   Rule 58           Revolving        LIBOR plus        $52,863  Operating
Company, LLC     Inc.                             credit loan      50 basis                   funds
                                                                   points
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon Thermal   Northwind      Rule 58           Capital          NA            $38,466,552  Operating
Holdings, Inc.   Chicago, LLC                     contribution                                funds
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
ECPH, LLC        Exelon         Rule 58           Capital          NA             $9,700,000  Operating
                 Enterprises                      contribution                                funds
                 Investments,
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Ventures         Enterprises    Intermediate      Revolving        LIBOR plus    $214,150,000 Operating
                                holding company   credit loan      50 basis                   funds
                                                                   points
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
GenFinance       Exelon         Rule 58           Revolving        One month        $250,000  Operating
                 PowerLabs,                       credit loan      LIBOR plus                 funds
                 LLC                                               .625%
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Enterprises      Exelon         Intermediate      Revolving        LIBOR plus     $6,909,664  Operating
                 Enterprises    holding company   credit loan      50 basis                   funds
                 Management,    for ETCs                           points
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Enterprises      Fischbach &    Rule 58           Revolving        LIBOR plus       $500,000  Operating
                 Moore                            credit loan      50 basis                   funds
                 Electric,                                         points
                 Inc.
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Enterprises       Exelon        Rule 58           Revolving        LIBOR plus     $7,000,000  Operating
                 Services,                        credit loan      50 basis                   funds
                 Inc. points
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
Exelon           EED            Intermediate      Capital          NA               $410,760  Allocation of
                                registered        contribution                                corporate tax
                                holding company                                               benefit
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
EED              PECO Energy    Utility           Capital          NA               $410,760  Allocation of
                 Company                          contribution                                corporate tax
                                                                                              benefit
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
ExTel            PECO           ETC               Capital          NA            $142,049,927 Used for
Corporation,     Wireless, LP                     contribution                                investments
LLC
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------
PECO             ExTel          Intermediate      Capital          NA             $1,420,499  Used for
                 Corporation,   subsidiary        contribution                                investments
                 LLC
---------------- -------------- ----------------- ---------------- ------------- ------------ ---------------



28. Investment Order - With respect to reorganizations during the quarter, a narrative description of the reorganization together with specifics as to the assets or securities transferred, the method of transfer and the price or other consideration for the transfer, and the names of the companies involved in the transfer.

1.       Solution Holdings, LLC (Solutions)
         ----------------------------------
         Solutions was formed in Delaware on May 13, 2004, as a subsidiary of Exelon Services, Inc. (Services), to facilitate the sale of certain energy related companies and assets. Services transferred the following assets and liabilities, at cost, to Solutions:

         Cash                                                      $844,896
         Accounts receivable                                        6,664,575
         Inventory                                                  248,113
         Underbillings                                              (255,921)
         Prepaids                                                   189,700
         Property, plant and equipment                              431,922
         Deposits                                                   3,137
         Other non-current assets                                   7,002,293
         Accounts payable                                           6,704,252
         Short-term debt                                            34,952
         Overbillings                                               3,811,706
         Accrued payroll and related                                96,654
         Accrued other taxes                                        1,803
         Other accrued liabilities                                  267,147
         Other long-term liabilities                                1,946,058
         Equity                                                     2,266,143

         Solutions was sold on June 25, 2004.

2.       Energy Trading Company
         ----------------------
         Exelon  Energy  Trading  Company  was  dissolved  on June 14,  2004 and
         distributed   its   assets  and   liabilities   to  its   parent,   ECP
         Telecommunications Holdings, LLC:

         Intercompany accounts receivable                          $125,429
         Other investments                                          316,753
         Valuation allowance                                       (316,753)
         Federal income taxes receivable                            521,191
         Deferred federal income taxes                              110,864
         Equity                                                    (1,322,417)
         Retained earnings                                          564,933

29. Investment Order - A chart showing, as of the end of such quarterly period and reflecting any reorganization accomplished during the quarter, all associated companies of Exelon, in addition to Ventures, that are Non-Utility Subsidiaries and identifying each as an EWG, FUCO, ETC, Rule 58 Subsidiary, Non-U.S. Energy Related Subsidiary, Intermediate Subsidiary or Financing Subsidiary, as applicable, and indicating Exelon's percentage equity ownership in each such entity.




       Exelon Corporation Subsidiaries and Investments
       As of June 30, 2004
                                                       Common       Parent       Other           PUHCA
                                                       Shares       Voting       Voting     Type of Business
 Tier  Company name                                     Owned       Power        Power       And Authority
-----  ----------------------------------              ------      --------     --------     ------------------
       Exelon Corporation                                                                   Public Utility
                                                                                            Holding Company
   1   Exelon Business Services Company                       1   100.00%                   Subsidiary
                                                                                            Service Company
   1   Unicom Resources, Inc.                               100   100.00%                   Inactive
   1   Unicom Assurance Company, Ltd. *                      NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Captive
                                                                                            Insurance Company)
   1   Exelon Investment Holdings, LLC                       NA   100.00%                   Intermediate
                                                                                            Subsidiary
   2   Boston Financial Institutional Tax                    NA    10.72%                   Approved in
       Credit Fund X                                                                        Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Boston Financial Institutional Tax                    NA    43.69%                   Approved in
       Credit Fund XIV                                                                      Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Boston Financial Institutional Tax                    NA    14.19%                   Approved in
       Credit Fund XIX                                                                      Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Boston Financial Institutional Tax                    NA    34.54%                   Approved in
       Credit Fund XXI                                                                      Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Related Corporate Partners XII, L.P.                  NA    36.03%                   Approved in
                                                                                            Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Related Corporate Partners XIV, L.P.                  NA    15.99%                   Approved in
                                                                                            Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   Related Corporate Partners IV, L.P.
   2   Summit Corporate Tax Credit Fund II                   NA    33.00%                   Approved in
                                                                                            Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   2   USA Institutional Tax Credit Fund XXII                NA    24.49%                   Approved in
                                                                                            Merger Order (tax
                                                                                            advantaged
                                                                                            transactions -
                                                                                            housing)
   1   Exelon Capital Trust I *                             N/A   100.00%                   Financing company
   1   Exelon Capital Trust II *                            N/A   100.00%                   Financing company
   1   Exelon Capital Trust III *                           N/A   100.00%                   Financing company
   1   Unicom Investment, Inc.                              100   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Scherer Holdings 1, LLC                               NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Scherer Holdings 2, LLC                               NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Scherer Holdings 3, LLC                               NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)


                                       15



   2   Spruce Holdings G.P. 2000, LLC                        NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Spruce Holdings L.P. 2000, LLC                        NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   3   Spruce Equity Holdings, L.P.                          NA    99.00% Spruce LP         Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
                                                             NA    1.00%  Spruce GP
   4   Spruce Holdings Trust                                 NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Wansley Holdings 1, LLC                               NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   2   Wansley Holdings 2, LLC                               NA   100.00%                   Approved in
                                                                                            Merger Order (Tax
                                                                                            advantaged
                                                                                            transactions)
   1   Exelon Ventures Company, LLC                          NA   100.00%                   Public Utility
                                                                                            Holding Company
                                                                                            First Tier
   2   Exelon Synfuel I, LLC                                 NA   100.00%                   Rule 58
   3   DTE Buckeye, LLC *                       Member interest    0.00%                    Rule 58
                                                         59.00%
   2   Exelon Synfuel II, LLC                                NA   100.00%                   Rule 58
   3   DTE Belews Creek, LLC *                  Member interest    0.00%                    Rule 58
                                                         99.00%
   2   Exelon Synfuel III, LLC                               NA   100.00%                   Rule 58
   2   Exelon Generation Company, LLC                        NA   100.00%                   Public Utility
                                                                                            Holding Company
                                                                                            Second Tier and
                                                                                            Utility Company
   3   Exelon Generation Finance Company, LLC                NA   100.00%                   Approved in
                                                                                            Financing Order
                                                                                            (Financing)
   3   NuStart Energy Development, LLC                       NA    ~ 10%                    Development
                                                                                            company
   3   ExTex Retail Services Company, LLC                    NA   100.00%                   Rule 58 - 5
   3   Penesco Company, LLC                                  NA   100.00%                   Rule 58
   3   Port City Power, LLC *                                NA   100.00%                   Approved in
                                                                                            Investment Order
                                                                                            (Development
                                                                                            Company)
   3   Southeast Chicago Energy Project, LLC                 NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   3   Concomber Ltd                                         NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Captive
                                                                                            Insurance Company)
   3   Cenesco Company, LLC                                  NA   100.00%                   Rule 58
   3   Exelon Allowance Management Company,                  NA   100.00%                   Rule 58
       LLC
   3   Susquehanna Electric Company                               100.00%                   EWG
                                                          1,000
   3   Exelon SHC, Inc.                                      NA    85.00% Genco  - LP       Intermediate
                                                                                            Subsidiary
                                                             NA    14.00% Peaker DG - GP
                                                             NA    1.00%  Ventures - LP
   4   Keystone Fuels, LLC                                   NA    20.99%                   Rule 58
   4   Conemaugh Fuels, LLC                                  NA    20.72%                   Rule 58
   4   EXRES SHC, Inc.                                       NA    50.00%                   Intermediate
                                                                                            Subsidiary
   5                                                              100.00%                   Intermediate
       ExRES Power Holdings, Inc.                                                           Subsidiary
   6   National Energy Development, Inc.*                   100   100.00%                   Intermediate
                                                                                            Subsidiary
   6   Sithe Energies, Inc. *                                      56.00% Fossil Holdings   Combination
                                                                                            Exempt Wholesale
                                                                                            Generator and
                                                                                            Rule 58
                                                                   44.00% NEDI
   3   Nuclear US Holdings, Inc.                                  100.00%                   Intermediate
                                                         73,000                             Subsidiary





                                       16

   4   Nuclear US Investments, LLC                           NA   100.00%                   Intermediate
                                                                                            Subsidiary
   4   Nuclear, Limited Partnership                          NA    99.00% Nuclear US        Intermediate
                                                                          Holdings, Inc.    Subsidiary
                                                                          as  LP
                                                             NA    1.00%  Nuclear US
                                                                          Investments LLC,
                                                                          as GP
   5   AmerGen Energy Company, LLC                           NA    50.00% Genco             Exempt Wholesale
                                                                                            Generator
                                                             NA    50.00% Nuclear, Limited
                                                                          Partnership
   6   AmerGen Consolidation, LLC                            NA   100.00%                   Intermediate
                                                                                            Subsidiary
   6   AmerGen TMI NQF, LLC                                  NA   100.00%                   Decommissioning
                                                                                            trust
   6   AmerGen Oyster Creek NQF, LLC                         NA   100.00%                   Decommissioning
                                                                                            trust
   6   AmerGen Clinton NQF, LLC                              NA   100.00%                   Decommissioning
                                                                                            trust
   3   PECO Energy Power Company                                  100.00%                   EWG
                                                        984,000
   4   Susquehanna Power Company                                  100.00%                   EWG
                                                      1,273,000
   5   The Proprietors of the Susquehanna                    NA   100.00%                   Inactive
       Canal*
   3   Exelon Generation International, Inc. *               NA   100.00%                   Intermediate
                                                                                            Subsidiary
   3   Exelon Peaker Development General, LLC                NA   100.00%                   Intermediate
                                                                                            Subsidiary
   3   Exelon Peaker Development Limited, LLC                NA   100.00%                   Intermediate
                                                                                            Subsidiary
   4   ExTex LaPorte Limited Partnership *                   NA    99.00% Peaker DL - LP    Exempt Wholesale
                                                                                            Generator
                                                             NA    1.00%  Peaker DG - GP
   3   ExTex Marketing, LLC                                  NA   100.00%                   Rule 58
   4   ExTex Power, LP                                       NA    99.00% ExTex Marketing,  Rule 58
                                                                          LLC - LP
                                                             NA    1.00%  Genco - GP
   3   Exelon AOG Holding # 1, Inc.                               100.00%                   Intermediate
                                                                                            Subsidiary
   3   Exelon AOG Holding # 2, Inc.                               100.00%                   Intermediate
                                                                                            Subsidiary
   4   Exelon New England Power Marketing, LP                NA    99.00% AOG # 2, LP       Rule 58
                                                             NA    1.00%  AOG # 1, GP
   3   Exelon New England Holdings, LLC                      NA   100.00%                   Intermediate
                                                                                            Subsidiary
   4   ENEH Services, LLC                                    NA   100.00%                   Rule 58
   4   Exelon New England Power Services, Inc.                    100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon New England Development, LLC                   NA   100.00%                   Development
                                                                                            Company
   4   Exelon Wyman, LLC                                     NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon Edgar, LLC                                     NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon Framingham, LLC                                NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon Framingham Development, LLC                    NA   100.00%                   Development
                                                                                            Company
   4   Exelon West Medway, LLC                               NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon West Medway Expansion, LLC *                   NA   100.00%                   Development
                                                                                            Company
   4   Exelon West Medway Development, LLC                   NA   100.00%                   Development
                                                                                            Company
   4   Exelon Boston Services, LLC                           NA   100.00%                   Exempt Wholesale
                                                                                            Generator




                                       17

   4   Exelon New Boston, LLC                                NA   100.00%                   Exempt Wholesale
                                                                                            Generator
   4   Exelon Hamilton, LLC                                  NA   100.00%                   Rule 58
   3   Exelon PowerLabs, LLC                                 NA   100.00%                   Rule 58 (vii)
   3   Exelon Generation Consolidation, LLC                  NA   100.00%                   Intermediate
                                                                                            Subsidiary
   4   Braidwood 1 NQF, LLC                                  NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Braidwood 2 NQF, LLC                                  NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Byron 1 NQF, LLC                                      NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Byron 2 NQF, LLC                                      NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Dresden 1 NQF, LLC                                    NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Dresden 2 NQF, LLC                                    NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Dresden 3 NQF, LLC                                    NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   LaSalle 1 NQF, LLC                                    NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   LaSalle 2 NQF, LLC                                    NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Limerick 1 NQF, LLC                                   NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Limerick 2 NQF, LLC                                   NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   PeachBottom 1 NQF, LLC                                NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   PeachBottom 2 NQF, LLC                                NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   PeachBottom 3 NQF, LLC                                NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Quad Cities 1 NQF, LLC                                NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Quad Cities 2 NQF, LLC                                NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Salem 1 NQF, LLC                                      NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Salem 2 NQF, LLC                                      NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.




                                       18

   4   Zion 1 NQF, LLC                                       NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   4   Zion 2 NQF, LLC                                       NA   100.00%                   Successor to
                                                                                            decommissioning
                                                                                            trusts approved
                                                                                            in the merger
                                                                                            order.
   3   Exelon Energy Company                                100   100.00%                   Rule 58
   4   AllEnergy Gas & Electric Marketing                    NA   100.00%                   Rule 58
       Company, LLC
   5   Texas Ohio Gas, Inc.                                 100   100.00%                   Rule 58
   2   Exelon Enterprises Company, LLC                       NA   100.00%                   Non-Utility
                                                                                            Holding Company
                                                                                            Second Tier
   3   Exelon Enterprises Management, Inc.                        100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (investments in
                                                                                            Rule 58 and
                                                                                            Telecommunications)
   4   CIC Global, LLC                                       NA    50.00%                   ETC
   4   UniGrid Energy, LLC*                                  NA    50.00%                   ETC - Inactive
   4   Phoenix Foods, LLC                                          5.00%                    Rule 58
   4   ECPH, LLC                                             NA   100.00%                   Hold ETC
                                                                                            investments
   5   ECP Telecommunications Holdings, LLC                  NA   100.00%                   Holds ETCs
   6   Entrade, Inc.                                               < 10%                    ETC
   6   WorldWide Web Network Corp                                  < 10%                    ETC
   6   Everest Broadband Networks                                  15.50%                   ETC
   6   Exotrope, Inc.                                              < 10%                    ETC
   6   Media Station, Inc.                                         2.48%                    ETC
   6   NEON Communications, Inc.                                   10.01%                   Approved in
                                                                                            Merger Order
                                                                                            (Investment)
   6   SoftComp, Inc (PermitsNow)                                  15.51%                   Inactive
   6   Planalytics, Inc.                                           9.60%                    ECP
   6   Pantellos Corporation                                       3.80%                    ETC
   6   VITTS Network Group, Inc.                                   20.26%                   ETC
   6   OmniChoice.com, Inc.                                        30.10%                   ETC
   5   Exelon Enterprises Investments, Inc.                       100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (investments in
                                                                                            Rule 58 and
                                                                                            telecommunications)
   6   Kinetic Venture Fund I, LLC                                 22.22%                   Merger U-1
                                                                                            Amendment # 5
                                                                                            (Reserved
                                                                                            Jurisdiction)
   6   Kinetic Venture Fund II, LLC                                14.30%                   Merger U-1
                                                                                            Amendment # 5
                                                                                            (Reserved
                                                                                            Jurisdiction)
   6   Enertech Capital Partners II                                6.10%                    ETC
   6   UTECH Climate Challenge Fund, L.P.                          24.30%                   Approved in
                                                                                            Merger Order
                                                                                            (energy related
                                                                                            - venture capital
                                                                                            Rule 58)
   6   EEI Telecommunications Holdings, LLC                  NA   100.00%                   ETC
   7   Exelon Communications Holdings, LLC                   NA   100.00%                   ETC
   8   PHT Holdings, LLC                                     NA   100.00%                   Held by ETC
   8   Exelon Communications Company, LLC                    NA   100.00%                   Held by ETC
   3   F & M Holdings Company, LLC                           NA   100.00%                   Rule 58
   4   Oldco VSI, Inc.                                      100   100.00%                   Rule 58
   5   EGW Meter Services, LLC *                             NA   100.00%                   Rule 58
   4   II Services, Inc.                                          100.00%                   Rule 58
   5   EIS Engineering, Inc.                                      100.00%                   Rule 58
   6   InfraSource Field Services LLC *                      NA   100.00%                   Rule 58
   4   NEWCOSY, Inc.                                          1   100.00%                   Rule 58
   4   Fischbach and Moore Electric, Inc.                     1   100.00%                   Rule 58
   4   NEWCOTRA, Inc.*                                        1   100.00%                   Rule 58
   5   Fischbach and Moore, Inc.                              1   100.00%                   Rule 58
   6   Fischbach and Moore Electrical                         1   100.00%                   Rule 58
       Contracting, Inc.*
   6   T.H. Green Electric Co., Inc.*                         1   100.00%                   Rule 58




                                       19

   5   Rand-Bright Corporation                                1   100.00%                   Rule 58
       OSP Servicios S.A. de C.V.*                                100.00%                   Rule 58
   5   Universal Network Development, Corp.*                       49.00%                   Rule 58
   4   EIS Investments, LLC*                                 NA   100.00%                   Rule 58
   5   WCB Services, LLC *                                   NA    49.00%                   Rule 58
   3   Exelon Services, Inc.                                      100.00%                   Rule 58
   3   Unicom Power Holdings, LLC                            NA   100.00%                   Rule 58
   3   Unicom Power Marketing, Inc.                         100   100.00%                   Rule 58
   3   Adwin Equipment Company                                    100.00%                   Rule 58
   3   Exelon Thermal Holdings, Inc.                        100   100.00%                   Rule 58
   4   ETT North America, Inc.                               10   100.00%                   Rule 58
   5   Northwind Thermal Technologies Canada,                10   100.00%                   Merger Order
       Inc.                                                                                 Reserved
                                                                                            Jurisdiction;
                                                                                            Investment U-1 in
                                                                                            Docket 70-9691
                                                                                            (Rule 58
                                                                                            operating outside
                                                                                            the U.S.)
   6   ETT Canada, Inc.                                      10   100.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction;
                                                                                            Investment U-1 in
                                                                                            Docket 70-9691
                                                                                            (Rule 58
                                                                                            operating outside
                                                                                            the U.S.)
   7   Northwind Windsor                                     NA    50.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction;
                                                                                            Investment U-1 in
                                                                                            Docket 70-9691
                                                                                            (Rule 58
                                                                                            operating outside
                                                                                            the U.S.)
   4   ETT Nevada, Inc.                                     100   100.00%                   Rule 58
   5   Northwind Aladdin, LLC *                              NA    75.00%                   Rule 58
   4   Exelon Thermal Development, Inc.                     100   100.00%                   Rule 58
   4   ETT Boston, Inc.                                     100   100.00%                   Rule 58
   4   Northwind Boston, LLC                                 NA    25.00%                   Rule 58
   4   ETT Houston, Inc.                                    100   100.00%                   Rule 58
   1   Exelon Energy Delivery Company, LLC                   NA   100.00%                   Intermediate
                                                                                            public utility
                                                                                            holding company
   2   PECO Energy Company                                        100.00%                   Electric and Gas
                                                    170,478,507                             Utility Company
   3   East Coast Natural Gas Cooperative, LLP               NA    41.12%                   Rule 58
   3   Horizon Energy Company*                                    100.00%                   Rule 58  -
                                                          1,000                             inactive.
   3   Adwin Realty Company                                       100.00%                   Merger Order
                                                          1,000                             Reserved
                                                                                            Jurisdiction
                                                                                            (Real Estate)
   4   Ambassador II Joint Venture *                         NA    50.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction
                                                                                            (Real Estate)
   4   Bradford Associates *                                 NA    50.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction
                                                                                            (Real Estate)
   4   Franklin Town Towers Associates *                     50    50.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction
                                                                                            (Real Estate)
   4   Henderson Ambassador Associates *                     NA    50.00%                   Merger Order
                                                                                            Reserved
                                                                                            Jurisdiction
                                                                                            (Real Estate)
   3   PECO Energy Transition Trust                          NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   3   PECO Energy Capital Corp.                                  100.00%                   Approved in
                                                          1,000                             Merger Order
                                                                                            (Financing)
   4   PECO Energy Capital Trust III                         NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   4   PECO Energy Capital, LP                               NA    3.00%                    Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   3   PECO Energy Capital Trust IV                          NA   100.00%                   Financing
   3   PECO Energy Capital Trust V*                          NA   100.00%                   Financing
   3   PECO Energy Capital Trust VI*                         NA   100.00%                   Financing



                                       20

   3   ExTel Corporation, LLC                                NA   100.00%                   Intermediate
                                                                                            Subsidiary
   4   PECO Wireless, LP                                     NA    99.00% PECO              Intermediate
                                                                                            Subsidiary
                                                                   1.00%  ExTel
   5   ATNP Finance Company                                 100   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   5   PEC Financial Services, LLC                           NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   3   Adwin (Schuylkill) Cogeneration, Inc. *                     50.00%                   ERC
   2   Commonwealth Edison Company                                 99.90%                   Public Utility
                                                    127,002,904           0.01              Holding Company,
                                                                                            Second Tier;
                                                                                            Electric Utility
                                                                                            Company
   3   Commonwealth Edison Company of                             100.00%                   Electric Utility
       Indiana, Inc.                                    908,084                             Company
   3   ComEd Financing II *                                  NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   3   ComEd Financing III                                   NA   100.00%                   Financing
   3   ComEd Funding, LLC                                    NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   4   ComEd Transitional Funding Trust                      NA   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (Financing)
   3   Commonwealth Research Corporation*                   200   100.00%                   Rule 58
   3   Edison Development Company                           741   100.00%                   Approved in
                                                                                            Merger Order
                                                                                            (economic and
                                                                                            community
                                                                                            development)
   3   Edison Development Canada Inc.                             100.00%                   Merger Order
                                                         15,158                             reserved
                                                                                            jurisdiction;
                                                                                            Investment U-1 in
                                                                                            Docket 70-9691
                                                                                            (economic and
                                                                                            community
                                                                                            development)
   4   Edison Finance Partnership                            NA   100.00%                   Merger Order
                                                                                            reserved
                                                                                            jurisdiction;
                                                                                            Investment U-1 in
                                                                                            Docket 70-9691
                                                                                            (Financing)
      3Chicago Equity Fund                                        <10%
      3Dearborn Park Corporation                                  <10%
      3I.L.P. Fund C/O Chicago Capital Fund                       <10%



 * Inactive company.

Changes in Second Quarter
--------------------------

ENEH Services, LLC
Formation in Delaware, 4/1/2004.

Exelon Capital Partners, Inc.
Sold, 4/16/2004.

NuStart Energy Development, LLC Organized in Delaware, 4/19/2004.

ComEd Financing 1
Dissolved, 5/13/2004.

Solution Holdings, LLC
Formed in Delaware on 5/13/2004.

Boston Generating, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Mystic 1, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Mystic Development, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Fore River Development, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Energy Trading Company
Dissolved on 6/14/2004.

Exelon Synfuel III, LLC Organized in Delaware, 6/17/2004.

Solution Holdings, LLC
Sold on 6/25/2004.

Exelon Services Federal Group, Inc.
Sold on 6/25/2004.

PECO TelCove sold to TelCove, 6/30/2004.

Thermal Chicago Corporation
Sold on 6/30/2004.

Northwind Chicago, LLC
Sold on 6/30/2004.

Exelon Thermal Technologies, Inc.
Sold on 6/30/2004.

Northwind Midway, LLC
Sold on 6/30/2004.

ETT National Power, Inc.
Sold on 6/30/2004.

S I G N A T U R E

         Pursuant to the requirements of PUHCA, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 30, 2004

                                                      EXELON CORPORATION

                                                  By: /s/ Matthew F. Hilzinger
                                                      ------------------------
                                                      Vice President and
                                                      Corporate Controller

                                    Exhibit A
                                    ---------

                            Glossary of Defined Terms
                            -------------------------

AmerGen                    AmerGen Energy Company, LLC
AOG # 1                    Exelon AOG Holding # 1, Inc.
AOG # 2                    Exelon AOG Holding # 2, Inc.
Authorization Period       April 1, 2004 through April 15, 2007
ComEd                      Commonwealth Edison Company
ComEd of Indiana           Commonwealth Edison Company of Indiana, Inc.
EBSC                       Exelon Business Services Company
Exelon                     Exelon Corporation
Enterprises                Exelon Enterprises Company, LLC
EED                        Exelon Energy Delivery Company, LLC
Equity                     Linked Securities Securities, including units
                           consisting of a combination of incorporated options,
                           warrants and/or forward equity purchase contracts
                           with debt, preferred stock, or Preferred Securities.
ETCs                       Exempt telecommunications companies
EWGs                       Exempt wholesale generators
ExTel                      ExTel Corporation, LLC
FUCO                       Foreign utility company
ExTex                      ExTex LaPorte Limited Partnership
Fossil Holdings            Exelon (Fossil) Holdings, Inc.
Generation                 Exelon Generation Company, LLC
GenFinance                 Exelon Generation Finance Company
GP                         General partner
LP                         Limited Partner
NEDI                       National Energy Development, Inc.
n.m.                       Not meaningful
Peaker DG                  Exelon Peaker Development General, LLC
Peaker DL                  Exelon Peaker Development Limited, LLC
PECO                       PECO Energy Company
PEPCO                      PECO Energy Power Company
Power Holdings             Exelon Power Holdings, LP
PETT                       PECO Energy Transition Trust
Preferred Securities       Including, specifically, trust preferred securities,
                           or monthly income preferred securities.
Sithe                      Sithe Energies, Inc.
ENEH                       Exelon New England Holdings, LLC
Southeast Chicago          Southeast Chicago Energy Project, LLC
SECO                       Susquehanna Electric Company
SPCO                       Susquehanna Power Company
Spruce, GP                 Spruce Holdings GP 2000, LLC
Spruce, LP                 Spruce Holdings LP 2000, LLC
Ventures                   Exelon Ventures Company, LLC

                               Exhibit B - Item 15
                               -------------------
A.
--

PECO has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1. Type of securities (draft, promissory note): First and Refunding Mortgage Bonds.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $75,000,000.

4.       Rate of interest per annum of each security: 5.90%.

5.       Date of issue, renewal or guaranty of each security: April 16, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): May 1, 2034.

8. Name of the person to whom each security was issued, renewed or guaranteed: Various.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from this issuance will be used to redeem $75,000,000 aggregate principal amount of PECO's 6-3/8% first mortgage bonds due August 15, 2005.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.




14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (a)

B
--

AmerGen has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $35,300,000.

4.       Rate of  interest  per annum of each  security:  One month  LIBOR  plus
         .625%.

5.       Date of issue, renewal or guaranty of each security: April 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Exelon Generation Finance Company, LLC.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan were used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

C.
--

II Services, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $52,863.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5.       Date of issue,  renewal or guaranty of each  security:  Second  quarter
         2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: F&M Holdings Company, LLC.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

D.
--

Enterprises has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $214,150,000.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5. Date of issue, renewal or guaranty of each security: April and June, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: EEI Telecommunications Holdings, LLC.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

E.
--

Exelon PowerLabs, LLC has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $250,000.

4.       Rate of  interest  per annum of each  security:  One month  LIBOR  plus
         .625%.

5.       Date of issue, renewal or guaranty of each security: June, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Exelon Generation Finance Company, LLC.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable.

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b).

F.
--

Exelon Enterprises Management, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $6,909,664.

4. Rate of interest per annum of each security: One month LIBOR plus 50 basis points.

5.       Date of issue, renewal or guaranty of each security: May, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Enterprises.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

G.
--

Fischbach & Moore Electric, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $500,000.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5.       Date of issue, renewal or guaranty of each security: May, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: F&M Holdings Company, LLC.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

 H.
--

Exelon Services, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $7,000,000.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5.       Date of issue, renewal or guaranty of each security: April, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Enterprises.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

I.
--

Exelon Thermal Technologies, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $1,500,000.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5.       Date of issue, renewal or guaranty of each security: April, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Exelon Thermal Holdings, Inc.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)

J.
--

Exelon Thermal Development, Inc. has issued the security described herein which issue was exempted from the provisions of section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

1.       Type of securities (draft, promissory note): Revolving credit loan.

2.       Issue, renewal or guaranty: Issue.

3.       Principal amount of each security: $200,000.

4. Rate of interest per annum of each security: LIBOR plus 50 basis points.

5.       Date of issue, renewal or guaranty of each security: April, 2004.

6.       If renewal of security, give date of original issue: NA.

7. Date of maturity of each security (in the case of demand notes, indicate demand): Revolving credit.

8. Name of the person to whom each security was issued, renewed or guaranteed: Exelon Thermal Holdings, Inc.

9.       Collateral given with each security: None.

10.      Consideration given for each security: Cash.

11. Application of proceeds for each security: The proceeds from the revolving credit loan are used to provide operating funds.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provisions of Section (a) because of:

         a.       the  provisions  contained in the first  sentence of section 6
                  (b): [ ]
         b.       the provisions contained in the fourth sentence 6 (b): [ ]
         c.       the provisions in any rule of the  Commission  other than Rule
                  U-48: [X]

13. If the security or securities are exempt from the provisions of section 6(a) by virtue of Section 6(b), give the figures that indicate that the securities or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principle amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for the purpose of the exemption from Section 6(a) of the Act granted by the first sentence of section 6(b): Not Applicable.

14. If the securities are exempt from the provisions of section 6 (a) because of the fourth sentence of section 6 (b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued: Not Applicable

15. If the securities are exempt from the provisions of section 6 (a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed: Rule 52 (b)